Exhibit 99.2
GREIF, INC. 4TH QTR & FISCAL YEAR 2010 EARNINGS CONFERENCE CALL
GREIF, INC. 4TH QTR & FISCAL YEAR 2010 EARNINGS CONFERENCE CALL
Moderator: Debra Strohmaier
December 9, 2010
9:00 am CT

Operator:	Greetings and welcome to the Greif Incorporated 2010 Fourth Quarter and Fiscal 2010 Results conference call.

At this time all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star 0 on your telephone keypad.

As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Ms. (Deb) Strohmaier. Thank you Ms. Strohmaier, you may now begin.

Debra Strohmaier:	Thank you (Chris) and good morning everyone. As a reminder, you may follow this presentation on the web at greif.com in the Investor Center under Conference Calls.

If you don’t have the earnings release, it is also available on our website. We are on Slide 2.

The information provided during this morning’s call contains forward-looking statements. Actual results or outcomes may differ materially from those that may be expressed or implied.

GREIF, INC. 4TH QTR & FISCAL YEAR 2010 EARNINGS CONFERENCE CALL

Some factors that could cause the results or outcomes to differ are on Slide 2 of this presentation and the company’s 2009 Form 10-K and in other company SEC filings as well as the company earnings news releases.

As noted on Slide 3, this presentation is using certain non-GAAP financial measures including those (unintelligible) special items such as restructuring charges, debt extinguishment charges, timberland disposals and acquisition related costs.

Management believes the non-GAAP measures provide a better indication of operational performance and a more stable platform on which to compare the historical performance of the company and the most nearly equivalent GAAP data.

All non-GAAP data in the presentation are indicated by footnote. Tables showing the reconciliation between GAAP and non-GAAP measures are available at the end of this presentation and in the Fourth Quarter and Fiscal 2010 Earnings release.

Giving prepared remarks today are Chairman and CEO Mike Gasser and Executive Vice President and CFO (Don) Huml. President and COO, David Fischer is also available for the question and answer session.

I will now turn the call over to Mr. Gasser.

Michael Gasser:	Thank you (Deb). Good morning everyone and thank you for joining our conference call today.

For those of you following this presentation on the web, we are on Slide Number 4.

GREIF, INC. 4TH QTR & FISCAL YEAR 2010 EARNINGS CONFERENCE CALL

We are pleased with our strong fourth quarter and full year results which were primarily driven by improved sales volumes, the Greif Business System, and program cost savings due to the actions we began last year.

As you may recall, we had specific goals going into 2010 and we achieved them. Our 2010 operating profit exceeded the record we set in 2008 before asset disposition gains.

We realized permanent contingency savings above our $120 million target. We leveraged the Greif Business System to achieve an economic impact over our targeted levels and to integrate our acquisitions.

We completed 12 acquisitions, adding two growth platforms to our core business, flexible products and services and reconditioning services for steel and plastic industrial containers.

We improved our financial flexibility by successfully syndicating a $1 billion credit facility which (Don) will discuss later.

During the Fiscal Year 2011, our efforts will be primarily focused on integration activities. As we entered the year with strong fundamentals, we look forward to future progress and improved financial performance in Fiscal 2011.

On Slide 5, during the quarter we completed seven acquisitions including Ünsa and Sunjüt and continued to establish the Greif Business System in our facilities.

GREIF, INC. 4TH QTR & FISCAL YEAR 2010 EARNINGS CONFERENCE CALL

From my visits to the Flexible IBC plant and conversations with our managers there, I expect GBS to return significant savings operationally, administratively and commercially. During my recent travels in Asia, I toured the plant in SCIP that will be occupied by Delta.

We are 95% complete with construction, and anticipate that non-hazardous packaging will start in late January.

Also while on Asia, I toured a small demonstration drum plant located at a customer site in Japan. This plant is based on our knockdown drum model receiving its components from China.

In Chile, I had the opportunity to tour our South Pack conical drum plant which we acquired this year. The line complements our knockdown drum technology and allows us to serve the extensive agricultural industry customer in Latin America.

With the full application of the Greif Business System at this site we will reduce operational costs and expect to double volume in the next few years.

Looking ahead, in planning for future growth, we will be establishing a new strategy team in mid-2011 to investigate and quantify opportunities. We do this every three years with proven success. It was our strategy team in 2008 that laid the groundwork for our new Flexible IBC business.

Now to Slide 6 regarding sustainability — Greif is a goal-oriented company. And a major goal of ours is to make a positive difference in accordance with the objectives of the World Business Council for Sustainable Development.

In the matter of safety, I am pleased to report that with 20 million work hours recorded in 2010, we improved our key safety metrics by 13% over Fiscal 2009.

GREIF, INC. 4TH QTR & FISCAL YEAR 2010 EARNINGS CONFERENCE CALL

For the environment, we have now reduced our carbon emissions 13% over our baseline period of 2008 making this the third consecutive year for such reductions.

We are also making strong progress in reducing our energy usages. Our paper packaging’s CorrChoice business and Rigid Industrial Packaging businesses in Latin America and EMEA have logged double-digit reductions from our base of 2008.

However, because of the tremendous energy needs of our mills, we stand at an overall 2% reduction on a per unit basis. Everyone, including our mills, are working to increase energy efficiency.

And we have recently added the task of reducing the waste we generate with the ultimate goal of producing zero waste going to landfills.

Now Executive Vice President and Chief Financial Officer, (Don) Huml will provide you with an update on our financial results.

Donald Huml:	Thank you Mike. We are pleased with our strong operating results driven by solid top line growth across all operating segments and regions. We continue to see the benefits of the Greif Business System and permanent cost savings.

Today our integration and synergy capture are on track. Finally, our financial flexibility has been improved by entering into a $1 billion credit facility. Slide 7 shows our consolidated fiscal year results.

As you can see, net sales were $3 1/2 billion for the year compared with $2.8 billion last year. The 24% increase is primarily due to strong sales volumes evenly split between organic growth and acquisitions.

GREIF, INC. 4TH QTR & FISCAL YEAR 2010 EARNINGS CONFERENCE CALL

By segments, the increases are attributable to Rigid Industrial Packaging and Services of $321 million, Flexible Products and Services of $189 million, and Paper Packaging of $163 million partially offset by a Land Management decrease of $4 million.

SG&A expenses increased to $363 million from $268 million last year. This increase was primarily due to the inclusion of $38 million of SG&A expenses from acquired companies and $27 million of acquisition-related costs.

In addition, there was $5 million unfavorable impact from foreign currency translation. As anticipated, we have higher employment-related costs this year compared to last when normal salary increases and certain benefits were curtailed.

Operating profit before special items increased to $379 million for the year from $277 million the last year. The $102 million increase was due to Rigid Industrial Packaging Services with $80 million, Paper Packaging with $25 million, and Flexible Products and Services with $10 million partially offset by Land Management with a $13 million decrease.

Net income before special items increased to $255 million for the year from $175 million, a 46% increase. Diluted earnings per share before special items were $4.35 compared to $3.00 last year.

On Slide 8, for the year, Rigid Industrial Packaging and Services net sales increased 14% to $2.6 billion from $2.3 billion last year.

The improvement in operating profits before special items was driven by higher sales volumes including a 10% same structure improvement, the Greif Business System and further benefits from permanent cost savings achieved during Fiscal 2009 partially offset by lowering net gains on asset disposal.

GREIF, INC. 4TH QTR & FISCAL YEAR 2010 EARNINGS CONFERENCE CALL

Operating profit for all geographic regions within this segment improved over last year’s operating results with particular strength in the near region driven by sales volume improvements and margin expansion.

Please go to Slide 9. Flexible Products and Services net sales and operating profits before special items increased primarily due to the acquisitions of Storsack, Sunjüt, Ünsa, and Ligtermoet during 2010.

Now on Slide 10, Paper Packaging net sales were $624 million compared to $461 million last year due to higher sales volumes, 32% or 20% on the same structure basis and higher containerboard selling prices.

For the year, we benefited from the full realization of a $50 per ton container board price increase initiated in January and the full realization of an additional $60 per ton price increase initiated in April.

The significant increase in operating profits before special items due to the higher sales volumes, improved selling prices, and execution of the Greif Business System partially offset by higher OCC costs at the paper mills.

As shown on Slide 11, Land Management results were consistent with planned levels. Operating profits before special items decreased from Fiscal 2009 due to lower gains on the sale of special use properties.

Please go to Slide 12. At the end of Fiscal 2010, we further strengthened our financial flexibility by successfully closing on a $1 billion senior secured credit facility that replaced our existing $700 million one.

GREIF, INC. 4TH QTR & FISCAL YEAR 2010 EARNINGS CONFERENCE CALL

The syndication was well received and the facilities were more than 2x over subscribed. The new five-year credit agreement provides us $750 million revolving credit facility and a $250 million term loan. These new facilities improve flexibility; lower borrowing costs and support our ability to execute our growth strategy.

Now on Slide 13, we have four overarching goals for Fiscal 2011 — deliver record sales and earnings and top quartile returns to optimize, expand and leverage the Greif Business System to intensify our customer costs and cash focus. And to integrate our acquisitions, capture anticipated synergies and reduce our debt level.

Please turn to Slide 14. For Fiscal 2011, we anticipate improvement in sales volumes and contributions from acquisitions and further productivity improvements from the Greif Business System. These positive factors are expected to be partially offset by lower gains on asset sales, elevated debt levels due to previous acquisitions, and a higher effective tax rate.

We believe the global economic uncertainties and currency fluctuations will continue to be challenges. Based on the foregoing factors, we expect the Class A earnings per share before special items will be in the range of $4.75 to $5.00 for Fiscal 2011.

That concludes my remarks. You should now go to Slide 15. Mike, David and I will be pleased to answer your questions.

Operator:	Thank you. We will now be conducting a question and answer session.

If you would like to ask a question, please press star 1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue.

GREIF, INC. 4TH QTR & FISCAL YEAR 2010 EARNINGS CONFERENCE CALL

You may press star 2 if you would like to remove your question from the queue. For those participants using speaker equipment, it may be necessary to pick up your handset before pressing the Star keys.

Once again ladies and gentlemen, if you would like to ask a question please press star 1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue; one moment please while we poll for questions.

Thank you. Our first question comes from the line of Ghansham Panjabi from Robert W. Baird & Company. Please proceed with your question; your line is now live.

Ghansham Panjabi:	Hey guys.

Man:	Good morning.

Ghansham Panjabi:	Morning.

Man:	Good morning.

Ghansham Panjabi:	Hey, you know, as it relates to the Paper Packaging business, you know, OCC prices have moved up quite a bit during October. And given your use of FIFO and I assume you’re carrying some inventories, is it fair to say that the full cost increase will not be felt until the first quarter?

And also are there any price increases in Paper Packaging outstanding at current and if you could also update us on OCC trends that would be helpful. Thank you.

Donald Huml:	Now you are correct. OCC costs have risen quite dramatically. They are currently at about $180 per ton all in. That would compare to the end of the fiscal year level of $150. And so that $30 delta if you extend that on a full year basis would be an unfavorable impact of about $15 million.

GREIF, INC. 4TH QTR & FISCAL YEAR 2010 EARNINGS CONFERENCE CALL

Ghansham Panjabi:	Okay.

Donald Huml:	And so when we get to the earnings guidance bridge that will basically be one of the steps down.

Ghansham Panjabi:	Okay.

Michael Gasser:	As far as price increases, I mean there is no price increases currently on the horizon. As you know there was one that was tried in August and did not go through.

Ghansham Panjabi:	Okay, all right. And just switching to the Rigid business, you know, it sounds like steel prices will be up quite a bit 011. In addition the plastics price is certainly (unintelligible). I assume that margins in both 1Q and perhaps 2Q could feel some pressure in Rigid until your escalators kick in. Is that the right way to think about it?

Donald Huml:	Well you know the one thing that has been challenging is the volatility. I mean we’re very fortunate to have contractual pass-throughs.

Ghansham Panjabi:	Yes.

Donald Huml:	So we do have a natural hedge. But there are some leads and lags. You know, we actually have seen increases; more recently some softening. Now the expectation is that during the first quarter there might actually be higher pricing.

GREIF, INC. 4TH QTR & FISCAL YEAR 2010 EARNINGS CONFERENCE CALL

Many of the steel producers are sort of managing the supply to demand. And so, again, we do anticipate an upward bias. Near term, that actually could be a positive.

As you mentioned, we are on FIFO. And so we do get a benefit of a lagging average cost and the benefit of the price reset. So there is typically a bit of margin expansion in that environment.

Ghansham Panjabi:	And then just going back to historical trends, has there ever been sort of a pre-buy (Unintelligible)?

Michael Gasser:	Not really. You know the inventory levels that we can maintain really doesn’t allow that. I mean we may get a day or two but nothing of any significance.

Ghansham Panjabi:	Okay and just one final, if I could — the tax rate for 2011?

Donald Huml:	I would really put that conservatively in the 20% range.

Ghansham Panjabi:	Okay great, thanks so much.

Donald Huml:	Sure.

Operator:	Thank you. Our next question comes from the line of Chris Manuel from KeyBanc Capital Markets. Please proceed with your question. Your line is now live.

Man:	Good morning Chris.

Man:	Good morning.

GREIF, INC. 4TH QTR & FISCAL YEAR 2010 EARNINGS CONFERENCE CALL

Chris Manuel:	A couple of questions, I’ve actually got stuff for each one of you. So let’s start, I’ll start with you (Don). Could you give us kind of a walk through the bridge both to 2011 as you laid out your guidance? What some of your key assumptions are behind those.

And then as well if you want to address, you know, what the cash flow might look like in 2011. And kind of, I guess there wasn’t a cash flow statement in the release. If you could give us a few stats to help us understand where you finished the year.

Donald Huml:	Okay in terms of the guidance for 2011, why don’t we bridge that based, you know, based on operating profit and EPS. And beginning above the line, looking at 5% organic growth so that contribution would be in the $50 to $55 million range.

And Chris, what we’re considering there is basically a contribution margin ranging from 30% to 32%.

Chris Manuel:	Yes.

Donald Huml:	The Greif Business System in the $30 to $35 million range.

Chris Manuel:	Yes.

Donald Huml:	Acquisitions, $15 to $25 million, SG&A will be about $15 million higher based on basically merit increases and benefits costs.

Chris Manuel:	Okay.

GREIF, INC. 4TH QTR & FISCAL YEAR 2010 EARNINGS CONFERENCE CALL

Donald Huml:	Including pensions. Currency, we’re assuming the euro which is a good proxy for our basket of currencies, would be at 130 and that would represent a step down or a negative of $5 million.

And then we had discussed earlier, OCC being a negative of $15 million basically assuming that the current costs continue for the full year and that there is no, as Mike had mentioned, no container board price increase. And again, hopefully that’s a conservative assumption.

I would say below the line, I would on a pretax basis assume a reduction of $25 million. And the key components, you could almost say they’re about equal, in equal parts, minority interest deduction, interest expense and the tax rate. And so that basically would bridge you to that $4.75 to $5.00 range.

Chris Manuel:	Okay so if I just add it up here, your Op income numbers that takes me, I think the range is $4.25 to $4.35. Does that sound right?

Donald Huml:	A little bit low but yes I would say...

Chris Manuel:	I’ll have to go back and take a look...

Donald Huml:	...in that range of, you know, the $4.50 would be a good one.

Chris Manuel:	Okay and then the last component on cash flow?

Donald Huml:	Yes on the cash flow for 2010, basically the gross cash flow if you look at net income on a GAAP basis, up over $100 million or 90%, depreciation higher. So you’ve got to basically a gross cash flow of about $330 plus million.

GREIF, INC. 4TH QTR & FISCAL YEAR 2010 EARNINGS CONFERENCE CALL

The one thing that we did have is an unusually high requirement for working capital. That was a use of funds of about $150 million. That $150 million was about two-thirds or about $100 million is related to the acquisitions many of which basically seven of them occurred in the fourth quarter.

And so we basically assumed the working capital but we really didn’t have the associated revenues. So it really looks like our working capital intensity increased. We also have not had the opportunity to embed GBS best practices and so we will definitely be unlocking that cash during 2011. That will be the focus.

The other one-third of that $150 million use of funds would be the combination in equal parts of commodity inflation. And we talked about OCC and steel. And then currency.

Chris Manuel:	Okay.

Donald Huml:	So that is really why you’re going to see a surprisingly low pre cash flow, atypically low for 2010.

Chris Manuel:	Okay.

Donald Huml:	As we did have CAPEX and basically before getting to that. So the operating cash flow, about $180 million, CAPEX of $144 million. And so we’re looking at pre cash flow in that $40 million range.

Chris Manuel:	Okay. And then given the discussion that you gave us with your other bridge setup, and again, if you just want to start it off with cash flow, I recognize a lot of moving parts, as to what 2011 might look like?

Donald Huml:	Well we basically will have the expected earnings improvements.

GREIF, INC. 4TH QTR & FISCAL YEAR 2010 EARNINGS CONFERENCE CALL

Chris Manuel:	Yes.

Donald Huml:	And the higher depreciation levels. So when you consider that, the fact that now really working capital for 2011 will be a source of funds as we reduce working capital intensity within the acquired companies.

For example, Storsack, their operating working capital to sales is in the 18% to 20% range. They do have an extended supply chain. Based on our experience, we’re going to be able to get them much closer to the 10% of Greif.

And plus we have operations to reduce that to 9% for 2011 to 7 1/2% of sales by 2015. So that’s going to unlock about $120 million.

Chris Manuel:	Okay.

Donald Huml:	And then we’re due to offset some of the requirements based on higher sales levels and assume capital spending comparable to this year, you would get basically a free cash flow in the $275 to $300 range.

Chris Manuel:	Okay that’s perfect. And then two other questions I had for Mike. Can you give us, you know, poor Mr. Huml had intended to retire at the end of the fiscal year but I see you guys are still beating him up.

Could you give us an update on how the CFO search is going?

Michael Gasser:	Yes Chris. I would like to. We’re in the final stages of discussion with an individual. And I would anticipate within the next two to three weeks that we would make an announcement.

GREIF, INC. 4TH QTR & FISCAL YEAR 2010 EARNINGS CONFERENCE CALL

And thank you for asking that question because I would right now publicly like to thank (Don) for all that he’s done. You know, he’s been a great partner, a great demanding partner to our company.

For everyone who’s sat through these calls knows that he’s very transparent. He’s very honest. And we obviously with the new person has big shoes to fill. But we’ve enjoyed the experience with (Don) for the last eight years.

So we’re there. This probably will be Don’s last call. We’ll ask him to come back but I’m not sure he will Chris.

Chris Manuel:	Hey but thank you Mr. Huml, we appreciate your help over the years.

Donald Huml:	Well thank you Chris very much.

Chris Manuel:	And then I don’t want to leave you out David. So I have a question for you too. You’ve laid out what you anticipate out of the FIBC new leg of the stool that you’ve built on over the last, you know, in June of this year.

Your new market that you’re addressing now is the, you know, the refurbishment of drum market. Could you maybe give a sense, lay out what that market looks like?

How big you think it is? What you think your opportunity there is?

David Fischer:	It’s a complex question you ask. I would say globally, that market mirrors the new steel drum market and the new plastic drum market a little less. Let’s just pick on steel for a moment. It’s about the same size on a global basis.

GREIF, INC. 4TH QTR & FISCAL YEAR 2010 EARNINGS CONFERENCE CALL

However, we’re going to elect to participate only in the mature markets where regulations pose a competitive, you know, demand on other competitors that we can align ourselves up with and compete on a very ethical basis and treat our customers and the environment as it should be.

So I would say our outlook is to create a business that reflects our current footprint in new steel in the global — or sorry — in the mature markets that we compete.

And I think with the sustainability push for our customers and what they’re doing in their own operations, we’re very favorably positioned to meet their needs and expand in a very healthy business on a fairly low capital investment basis given our existing new field drum footprint.

Chris Manuel:	Okay thank you much. I’ve got some more questions so I’ll jump back in the queue.

Operator:	Thank you. Once again ladies and gentlemen, if you would like to ask a question, please press star 1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star 2 if you would like to remove your question from the queue.

Our next question comes from the line of Michael Worley with Janney Montgomery Scott. Please proceed with your question, your line is now live.

Michael Worley:	Good morning guys.

Man:	Good morning.

Man:	Good morning.

GREIF, INC. 4TH QTR & FISCAL YEAR 2010 EARNINGS CONFERENCE CALL

Michael Worley:	Just following up on the FIBC, when you guys laid out the plans for that market, you were assuming that you would get to a 30% market share by 2015. And I’ve realized that you’re not going to be quite as much rolling up. But how much do you think of the gap of between where you are now and the 30% will come from acquisitions versus organic?

David Fischer:	This is David. We are currently in the throes of the consolidating of the top three production players globally. I would anticipate that to get let’s say to a steady, stable footprint over the coming six months or the coming next two quarters.

Once we do that, you’ll see likely around the world smaller bolt-on acquisitions. But the majority of that growth is going to come organically as we leverage two key points.

One is our existing participation in our rigid packaging around the world. I mean we have a very favorable position to expand those sales in the white spaces that those three competitors that we put together don’t currently participate in a large way.

And number two, as we build the Saudi hub and really leverage our cost advantage of that Saudi operation, you’re going to see us further expand the organic sales.

Michael Gasser:	And I would just add one thing, you know, right now we’re about 18% to 19% product share around the world. So we’re well on the way. Our goal was to get to a billion dollars in sales with a 50% operating margin as you know.

From the sales standpoint, on a run rate basis at the end of the year and this is run rate basis, we’re between $400 and $500 million. So we have a good start to that. We have a lot of work to do on the operating profit margin.

GREIF, INC. 4TH QTR & FISCAL YEAR 2010 EARNINGS CONFERENCE CALL

But we shared that upfront that that would be really from the GBS and from what Dave said when we get the hub built in Saudi. So we’re tracking where we thought we’d be. And we’re pleased with the progress we’re making in this business.

Michael Worley:	Okay. And then just following up on that margin side of that. How much of that margin bridge do you think you can achieve in 2011 or by the end of 2012?

Donald Huml:	Well the starting point as you know was mid-single digits. And we have seen a couple of points of improvement so far which we’ve been really quite pleased with.

So I would say that we would, you know, clearly expect to see another point of improvement for 2011. And then we’re going to be getting the fabric hub in place the following year. And that’s going to be a very significant source of lift, of margin lift.

Michael Gasser:	And a good example of that in the fourth quarter of this year, you see that the margins of that business actually went down compared to the third quarter. And that’s really attributable to price cost increases in raw material in the FIBC business.

Without having the Greif Business System in there, we had a very long lag of passing through those costs which caused margin compression. This is something we really can fix. You know, we can do this.

The Greif Business System takes care of that. So the decrease in the fourth quarter is not something that concerned us. It’s something that we understand and to Don’s point that will allow us, by putting in the Greif Business System, to get that margin lifted as we go forward.

GREIF, INC. 4TH QTR & FISCAL YEAR 2010 EARNINGS CONFERENCE CALL

Michael Worley:	Okay. And did you break ground yet on that hub?

Donald Huml:	We haven’t officially turned over a shovel of dirt but it’s in the coming week that we do that. Most of the engineering work is complete.

Michael Worley:	And we’re looking at 18 months?

Donald Huml:	Roughly.

Michael Worley:	Okay. And then just briefly going back to the reconditioning, can you kind of size the market for us. But besides the steel, your plan is to go after the material market in steel. What are you plans for the plastic drum side of things in the reconditioning?

Michael Gasser:	It’s similar to steel. I mean our current acquisitions in North America that we’ve already executed involve the reconditioning of plastic drums. We have the same interest level as we do in steel; the market’s just not going to be as big as it is in steel.

Michael Worley:	Okay thanks a lot guys.

Operator:	Thank you. Our next question comes from the line of Tim Burns with Cranial Capital. Please proceed with your question; your line is now live.

Timothy Burns:	Mike, this knockdown drum, is it novel? Is it a displacement tool? Is it a growth tool? How would you describe it?

GREIF, INC. 4TH QTR & FISCAL YEAR 2010 EARNINGS CONFERENCE CALL

Michael Gasser:	Yes, it’s a technology we’ve had for a while Tim. And it’s a great technology if you have to ship drums a long ways because you can actually nest them in a container where they press down.

We put them in containers and then actually expand them at the customer’s location. So they work if you ship long distances. It’s a technology we have. You know, in some locations it really works out well. The one we were at in Japan recently, it’s on the customer’s premises.

So this could work very well. We’ll bring the parts in from China. Be able to make the drums and really be able to compete in that market in a very big way. So we’re very excited about that.

But it has unique applications. So it won’t work everywhere. But it will work certain places.

Timothy Burns:	That’s exactly what I was looking for. So it’s more than a logistics play. There are markets, end markets, where this can really have benefits.

Michael Gasser:	Yes. Yes, that’s true.

Timothy Burns:	And are you going to list those markets?

Michael Gasser:	Not currently today. (Unintelligible).

Timothy Burns:	Thanks. And the last question I had was is it true that there’s going to be a massive disco party, send-off party, for (Don) at the Shoe sometime after the 1st?

Michael Gasser:	Yes, I think (Gordon)’s already planning that. (Gord) is already planning that, a disco party for (Don). That’s right.

GREIF, INC. 4TH QTR & FISCAL YEAR 2010 EARNINGS CONFERENCE CALL

Donald Huml:	Thanks for planting the seed.

Timothy Burns:	Best of luck to you (Don).

Donald Huml:	Thank you so much.

Operator:	Thank you. Our next question comes from the line of Chris Manuel with KeyBanc Capital Markets. Please proceed with your question. Your line is now live.

Chris Manuel:	Good morning again. Just a couple of follow-up questions. Just a little more understanding around what happened here in 4Q. As you guys think of, you know, normal volume targets or objectives, it’s in the kind of range that you laid out for us, 5ish percent.

Yet the quarter was a bit light. I think it was at 2% in your industrial side or in the drums’ piece. Could you give us maybe a little color as to what drove some of the shortfall?

Is that something that, you know, what’s you’re seeing maybe in the near term trajectory early this year as November, December kind of looking at you today. And just a little extra color there might be helpful.

Michael Gasser:	Yes, Chris. Let me start and then David and (Don) can jump in to add some more color.

You know, the drum, the volume for the fourth quarter was really driven by the reduction in the Ag business compared to previous years. As you recall and we said previously, the Ag business is a seasonal business.

GREIF, INC. 4TH QTR & FISCAL YEAR 2010 EARNINGS CONFERENCE CALL

That doesn’t mean in months but it means in years. In the last two years, we had record crops which means we had record drum usage in those two businesses — in that business.

This year we had a good crop and a good usage but not a record usage. And so when we look at the volume, in North America is where the volumes were flat. Now if you look at the component, steel and plastics were up, you know, almost mid-single digits.

But the fiber was down significantly and that is the result of the Ag business. And if I look to the rest of the world, with Latin America up strong double digits, 20% range, (EMEA) up mid-single, Asia basically flat. And, you know, we’re getting close to that 5% range with the Ag business would have been back where it’s at.

So it’s really attributable to the Ag business this year.

Chris Manuel:	Okay so, you know, the rest of the business was running in aggregate if I understand you right at that mid-single digit level. The offset from the fiber piece that was primarily related to Ag was your detriment this particular quarter. Is that...

Michael Gasser:	That’s basically it.

Chris Manuel:	Okay that’s helpful.

Let’s see, the other question I had was you went through some sustainability oriented stuff in your slideshow Mike. And as you look at, you know, what it takes to, for lack of a better term, green the company up, is this something that is there a way to do this and make money in the process?

GREIF, INC. 4TH QTR & FISCAL YEAR 2010 EARNINGS CONFERENCE CALL

Or do you look at this as something that, you know, it’s just the right thing to do and maybe it costs us a little bit of money. But how do you think about that?

Michael Gasser:	Well I believe that through sustainability, and now I’m talking about true sustainability as both an equal balance of cost effective, bringing value to the shareholders and being good for the environment.

If it’s just one or the other, than you don’t have true sustainability because it will go away one way or the other. So we look at it as a true sustainability play. So as we try to, quote-unquote, as you say, green the company, obviously the energy carbon reductions work we do brings value to us.

Chris Manuel:	(Unintelligible).

Michael Gasser:	When we look at zero landfill waste that brings value to us because it takes costs out of the system. If we look at new product innovation that helps bring value.

We also look at it on the eye of the future. You know, what’s the demographics of the world going to be ten years from now you know, what’s water usage going to be? So we have programs on the way.

But Chris, the way we look at it is you have to have equal parts of both. If it doesn’t than it doesn’t fit our criteria of true sustainability.

Chris Manuel:	Okay that’s helpful. And then the last question I had was kind of two-fold. One, can you give us a sense of, you know, as a company where you’re running today?

If 2008 was, if we were to...From last peak in volumes, we running at let’s call it 80%-85%, 90%. Where are we at in relation to last peak on volume levels number one.

GREIF, INC. 4TH QTR & FISCAL YEAR 2010 EARNINGS CONFERENCE CALL

And then two, a question for (Don) regarding, you know, CAPEX; I mean obviously your CAPEX is elevated a bit here. I’m assuming you’ve got some other growth-oriented projects.

Does it go back to below B&A levels as you get out 2012 and beyond?

Michael Gasser:	Yes the volume is I think the volume is (unintelligible) is in the 95% to 98% of the 2008 level today.

Chris Manuel:	Okay.

Michael Gasser:	And so we’re tracking along that line as far as the CAPEX.

Donald Huml:	Yes and as far as the CAPEX, it will remain elevated for a couple of years. Primarily because of the fabric hub and then beyond that, I would really expect to see us at or just below the depreciation provision which really for next year would be about $135 million.

So, you know, and we really see about two-thirds of sort of the maintenance of productive capacity with the remainder being really discretionary.

Chris Manuel:	Okay that’s helpful. Good luck guys.

Donald Huml:	Great thank you.

Operator:	Thank you. Once again, ladies and gentlemen, if you would like to ask a question, please press star 1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue.

GREIF, INC. 4TH QTR & FISCAL YEAR 2010 EARNINGS CONFERENCE CALL

You may press star 2 if you would like to remove your question from the queue.

Man:	Great.

Operator:	There are no further questions at this time. I would like to turn the conference call back over to Ms. Strohmaier for any closing comments you may have.

Debra Strohmaier:	Okay thanks (Chris). Thank you all again for joining us this morning. A digital replay of the conference call will be available in approximately one hour on the company’s website at www.greif.com in the Investor Center.

We appreciate your joining us this morning.

Operator:	Ladies and gentlemen, this does conclude today’s conference. You may disconnect your lines at this time and we thank you all for your participation. Good day.
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